Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS THIRD QUARTER FINANCIAL RESULTS

Best Third Fiscal Quarter Sales Ever Despite $1.3 Million of Negative Foreign Exchange Impact

Broad Based Sequential and Year-Over-Year Growth in Nearly All Channels, Excluding Foreign Exchange

Strong Growth in Company’s Prospective Business Pipeline

Salt Lake City, Utah – July 1, 2015.  Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal third quarter ended May 30, 2015.

Fiscal 2015 Third Quarter Financial Highlights

▪
Revenue:  Consolidated revenue for the quarter ended May 30, 2015 was the highest third fiscal quarter for the Company’s current business, reaching $48.3 million.  These strong sales were achieved in spite of absorbing $1.3 million of adverse impact from foreign exchange rates as the U.S. dollar strengthened against various currencies.  Sales increased 2.5 percent compared with $47.1 million in the third quarter of the prior year.  Excluding the impact of foreign exchange rates, nearly all of the Company’s major practices and delivery channels grew compared with the prior year, including 18 percent growth in the Education practice; 18 percent growth from the Company’s government services office; 9 percent growth (in functional currencies) from the Company’s international direct offices; and 4 percent growth from international licensee partners (in functional currencies).  Excluding the impact of foreign exchange rates, sales were essentially flat at the Company’s regional sales offices that serve the United States and Canada.

▪
Revenue Outlook:  The Company obtained some large contracts later than expected which were expected to generate revenue in both the third and fourth quarters.  Due to the timing of the execution of these contracts, the revenue will be recorded primarily in the fourth quarter, with some revenue spread across future quarters, well into fiscal 2016.  The Company’s prospective business pipeline for the fourth quarter of fiscal 2015 and the first quarter of fiscal 2016 improved significantly over the prior year.  The Company anticipates that the conversion of a portion of the leads in the prospective business pipeline will produce strong revenue growth in the fourth quarter of fiscal 2015 and beyond.

▪
Gross profit:  Third quarter gross profit was $30.3 million, compared with $29.9 million in the prior year, which was due to increased sales.  Consolidated gross margin was 62.7 percent of sales compared with 63.4 percent in the third quarter of fiscal 2014.

▪
Operating Expenses:  The Company’s operating expenses increased by $2.0 million compared with the same quarter of the prior year, which was primarily due to $1.1 million of impaired asset charges related to long-term receivables from a related party and discontinued offerings, and a $0.9 million increase in selling, general, and administrative expenses, reflecting increased investments in the hiring of new sales and sales-related personnel, and additional marketing and promotional events.

▪
Adjusted EBITDA:  Third quarter Adjusted EBITDA was $4.9 million, compared with $5.1 million in the same quarter of the prior year.  The Company’s third quarter Adjusted EBITDA was adversely affected by $0.5 million of foreign exchange related costs.  Adjusted EBITDA margin was 10.1 percent compared with 10.9 percent in the third quarter of fiscal 2014.

▪	Income Taxes: The Company’s effective income tax rate for the third quarter of fiscal 2015 was a net benefit of 58 percent. The decrease in the Company’s effective tax rate was primarily due to the recognition of tax benefits from amending previously filed federal income tax returns to realize foreign tax credits that were previously treated as expired under the tax positions taken in the original returns.
▪	Net Income: Net income for the quarter was $1.2 million compared with $1.9 million in the third quarter of fiscal 2014, reflecting the factors noted above.
▪	Diluted EPS: Diluted EPS for the quarter ended May 30, 2015 was $0.07 per share compared with $0.11 per share in the third quarter of the prior year.
▪
Balance Sheet and Cash Flows:  The Company’s cash totaled $13.8 million at the end of the third quarter, with no borrowings on its $30.0 million line of credit facility, after purchasing $5.9 million of its common stock during the quarter, compared with $10.5 million of cash at the end of fiscal 2014.  Cash flows from operating activities for the first three quarters of fiscal 2015 increased to $15.4 million compared with $9.3 million for the corresponding period of fiscal 2014.

▪
Common Shares Repurchased:  During the quarter ended May 30, 2015, the Company purchased approximately 312,000 shares of its common stock for $5.9 million under the terms of the January 2015 share repurchase plan that was expanded to $40.0 million.  Since January 2015, the Company has purchased approximately 401,000 shares of its common stock for $7.5 million.  On March 31, 2015 the Company also increased the borrowing capacity of its line of credit facility from $10.0 million to $30.0 million to facilitate additional purchases of common stock and other capital investments in future periods.

▪
Adjusted EBITDA Outlook:  Due to continued larger-than-expected adverse impacts from foreign exchange rates on Adjusted EBITDA, and the delayed timing of delivery on several large contracts that were obtained later than expected, the Company is adjusting its fiscal 2015 Adjusted EBITDA guidance range to between $34 million and $36 million.

Bob Whitman, Chairman and Chief Executive Officer, commented, “Third quarter sales were the best ever, despite absorbing a significant impact from foreign exchange rates, which affected both sales and Adjusted EBITDA for the quarter.  The magnitude of the impact of foreign exchange on our financial results has been substantially larger than we anticipated at the beginning of this fiscal year.  In addition, some large contract wins that we anticipated for the third quarter did happen, but occurred later, such that those wins will now mainly benefit the fourth quarter with some impact also in future periods.”

Whitman added, “At the same time, we have continued to increase our investment in growth initiatives during the quarter, particularly focused on increased staffing and training investments in our Education practice.  We have seen strong year-over-year growth in the size of our business pipelines.  This pipeline growth should set the stage for what we fully expect will be significant revenue growth in our historically strong fourth quarter, which should also carry over to the Company’s first quarter 2016 sales performance.  Finally, we have worked hard to put a solid foundation for future growth in place.  Combined with our strong cash flows and liquidity, we believe that we have exciting new opportunities before us for value creation.”

Fiscal 2015 Third Quarter Financial Results

Consolidated sales increased 2.5 percent to $48.3 million, compared with $47.1 million in the third quarter of fiscal 2014, after absorbing $1.3 million of adverse impact from foreign exchange rates.  Excluding the impact of foreign exchange, sales grew in nearly all of the Company’s practices and major delivery channels.  The Company currently anticipates that foreign exchange rates will have an adverse impact on sales during the remainder of fiscal 2015, when compared with the prior year.

Gross profit increased to $30.3 million, compared with $29.9 million in the prior year, primarily due to increased sales during the quarter.  Consolidated gross margin declined slightly to 62.7 percent of sales compared with 63.4 percent in the third quarter of fiscal 2014.  The decline was primarily due to the mix of offerings sold, including less facilitator sales, and increased product amortization costs.

Selling, general, and administrative (SG&A) expenses for the quarter ended May 30, 2015 increased $0.9 million compared with the same quarter of the prior year.  The increase in SG&A expenses over the prior year was primarily due to the hiring of new sales and sales-related personnel, especially in the Education practice to deliver expected revenue growth in the fourth quarter, and additional marketing and promotional events.  The Company had 177 client partners at May 30, 2015.

During the quarter ended May 30, 2015 the Company impaired $1.1 million of long-term assets, which consisted of $0.6 million of capitalized curriculum that was discontinued and $0.5 million of long-term receivables from a related party.  The Company determined that it will receive payment from the related party for certain expenses earlier than previously estimated.  While this determination improves cash flows from the related party over time, the present value of its share of cash distributions to cover remaining long-term receivables was reduced and was less than the present value of the receivables previously recorded and accordingly, the Company impaired the difference.

The Company’s depreciation expense increased by $0.1 million primarily due to the addition of new capital assets during fiscal 2014 and the first three quarters of fiscal 2015.  Amortization expense decreased slightly compared with the third quarter of fiscal 2014.

Income from operations for the quarter ended May 30, 2015 decreased to $1.4 million, compared with $3.0 million in the same quarter of fiscal 2014, reflecting increased gross profit and increased operating expenses as described above.  Net income decreased to $1.2 million, or $0.07 per diluted share, compared with $1.9 million, or $0.11 per diluted share in fiscal 2014.

Fiscal 2015 Year-to-Date Financial Results

Consolidated sales for the three quarters ended May 30, 2015 increased $5.4 million, or 4 percent, to $142.5 million, after absorbing $3.3 million of adverse revenue impact from foreign exchange rates, compared with $137.1 million for the first three quarters of fiscal 2014.  Excluding the impact of adverse foreign exchange rates, sales grew in all of the Company’s major delivery channels, highlighted by 45 percent growth at the Company’s office in the United Kingdom, 30 percent growth from the government services office, and 22 percent growth in the Company’s Education practice.

Consolidated gross profit increased slightly to $91.5 million compared with $91.3 million in the same period of fiscal 2014.  Gross margin for the three quarters ended May 30, 2015 decreased to 64.2 percent of sales compared with 66.6 percent in the first three quarters of fiscal 2014.  Gross profit for the three quarters ended May 30, 2015 was adversely impacted by $1.1 million of increased capitalized curriculum amortization costs, primarily resulting from fiscal 2014 expenditures to re-create The 7 Habits of Highly Effective People Signature Program; and the mix of offerings sold, including decreased facilitator revenue during the year.

The Company’s SG&A expenses for the three quarters ended May 30, 2015 increased $3.0 million compared with the corresponding period of fiscal 2014.  The increase in SG&A expenses over the prior year was primarily due to i) a $2.6 million increase related to the addition of new sales personnel, increased commissions on higher sales, and increased marketing and promotional activities; ii) $0.8 million of foreign exchange transaction losses as the U.S. dollar has strengthened during the fiscal year; and iii) $0.2 million of increased research and development expenses.  The impact of these increased expenses was partially offset by decreased non-cash share-based compensation expense.  Depreciation expense increased by $0.5 million compared with the first three quarters of fiscal 2014 primarily due to the addition of fixed assets, which consisted primarily of computer hardware, software, and leasehold improvements during fiscal 2014 and the first three quarters of fiscal 2015.

Adjusted EBITDA was $14.6 million, compared with $17.8 million in the first three quarters of fiscal 2014.  The Company’s Adjusted EBITDA for the first three quarters of fiscal 2015 was adversely affected by $2.0 million of foreign exchange related costs.  Adjusted EBITDA margin was 10.2 percent compared with 13.0 percent in the prior year.  As a result of the factors cited above, net income for the three quarters ended May 30, 2015 was $3.4 million, or $0.20 per diluted share, compared with $5.6 million, or $0.33 per diluted share in the prior year.

The Company’s balance sheet remained strong at May 30, 2015 as net working capital totaled $53.0 million, compared with $50.1 million on August 31, 2014.  The Company’s cash flows from operating activities improved to $15.4 million for the three quarters ended May 30, 2015 compared with $9.3 million in the prior year.

Increased Capacity on Line of Credit Facility

On March 31, 2015, the Company entered into the Fourth Modification Agreement to its previously existing amended and restated secured credit agreement (the Restated Credit Agreement).  The primary purposes of the Fourth Modification Agreement are to (i) increase the maximum principal amount of the line of credit from $10.0 million to $30.0 million; (ii) extend the maturity date of the Restated Credit Agreement from March 31, 2016 to March 31, 2018; (iii) reduce the applicable interest rate from LIBOR plus 2.50 percent to LIBOR plus 1.85 percent per annum; (iv) reduce the unused commitment fee from 0.33 percent to 0.25 percent per annum; and (v) increase the cap for permitted business acquisitions from $5.0 million to $10.0 million.  The Fourth Modification Agreement preserves the previously existing financial covenants and adds a new asset coverage ratio whereby the Company may not permit the aggregate amounts of consolidated accounts receivable to be less than 150 percent of the outstanding balance of the line of credit.  The proceeds from the Restated Credit Agreement may continue to be used for general corporate purposes.

Earnings Conference Call

On Wednesday, July 1, 2015, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 30, 2015.  Interested persons may participate by dialing 877-261-8992 (International participants may dial 847-619-6548), access code: 40017954.  Alternatively, a webcast will be accessible at the following web site: http://edge.media-server.com/m/p/758oq649/lan/en.  A replay will be available from July 1 (7:30 pm ET) through July 8, 2015 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 40017954#.  The webcast will remain accessible through July 8, 2015 on the Investor Relations area of the Company’s Web site at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2015; anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the impact of foreign exchange rates on the Company’s operations; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of its inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global, public company specializing in performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education. Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 offices providing professional services in over 150 countries and territories.

Investor Contact:	Media Contact:
Franklin Covey	Franklin Covey
Steve Young 801-817-1776 Investor.relations@franklincovey.com	Debra Lund 801-817-6440 Debra.lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 30,	May 31,	May 30,	May 31,
	2015	2014	2015	2014

Net sales	$48,306	$47,131	$142,497	$137,055

Cost of sales	17,984	17,247	50,955	45,730
Gross profit	30,322	29,884	91,542	91,325

Selling, general, and administrative	25,934	25,017	78,475	75,475
Impairment of assets	1,082	-	1,082	-
Depreciation	980	866	2,984	2,466
Amortization	912	983	2,818	2,961
Income from operations	1,414	3,018	6,183	10,423

Interest expense, net	(428)	(483)	(1,283)	(1,351)
Discount on related party receivable	(233)	(141)	(364)	(424)
Income before income taxes	753	2,394	4,536	8,648

Income tax benefit (provision)	438	(472)	(1,089)	(3,036)
Net income	$1,191	$1,922	$3,447	$5,612

Net income per common share:
Basic	$0.07	$0.11	$0.20	$0.34
Diluted	0.07	0.11	0.20	0.33

Weighted average common shares:
Basic	16,739	16,754	16,839	16,678
Diluted	16,900	16,934	17,026	16,906

Other data:
Adjusted EBITDA(1)	$4,864	$5,133	$14,590	$17,774

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 30,	May 31,	May 30,	May 31,
	2015	2014	2015	2014
Reconciliation of net income to Adjusted EBITDA:
Net income	$1,191	$1,922	$3,447	$5,612
Adjustments:
Interest expense, net	428	483	1,283	1,351
Discount on related party receivable	233	141	364	424
Income tax provision (benefit)	(438)	472	1,089	3,036
Amortization	912	983	2,818	2,961
Depreciation	980	866	2,984	2,466
Impairment of assets	1,082	-	1,082	-
Share-based compensation	592	616	1,602	2,860
Reduction of contingent earnout liability	(51)	(350)	(79)	(936)
Other expense	(65)	-	-	-

Adjusted EBITDA	$4,864	$5,133	$14,590	$17,774

Adjusted EBITDA margin	10.1%	10.9%	10.2%	13.0%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 30,	May 31,	May 30,	May 31,
	2015	2014	2015	2014
Sales Detail by Region/Type:
U.S./Canada direct	$25,154	$24,801	$70,986	$69,867
International direct	5,436	5,781	18,940	18,980
Licensees	4,027	4,178	12,845	12,451
National account practices	10,843	9,691	31,053	26,938
Self-funded marketing	1,082	1,451	3,847	4,246
Other	1,764	1,229	4,826	4,573

Total	$48,306	$47,131	$142,497	$137,055

Sales Detail by Category:
Training and consulting services	$45,373	$44,381	$134,392	$129,399
Products	1,710	1,694	4,846	4,767
Leasing	1,223	1,056	3,259	2,889

	48,306	47,131	142,497	137,055
Cost of Goods Sold by Category:
Training and consulting services	16,712	15,811	47,067	42,260
Products	778	982	2,311	2,065
Leasing	494	454	1,577	1,405
	17,984	17,247	50,955	45,730
Gross Profit	$30,322	$29,884	$91,542	$91,325

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 30,	August 31,
	2015	2014
Assets
Current assets:
Cash	$13,795	$10,483
Accounts receivable, less allowance for
doubtful accounts of $964 and $918	50,017	61,490
Receivable from related party	1,888	1,851
Inventories	4,934	6,367
Income taxes receivable	1,301	2,432
Deferred income taxes	4,229	4,340
Prepaid expenses and other current assets	5,225	6,053
Total current assets	81,389	93,016

Property and equipment, net	15,731	17,271
Intangible assets, net	54,358	57,177
Goodwill	19,903	19,641
Long-term receivable from related party	1,505	3,296
Other assets	12,954	14,785
	$185,840	$205,186

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,428	$1,298
Accounts payable	6,692	12,001
Accrued liabilities	20,222	29,586
Total current liabilities	28,342	42,885

Financing obligation, less current portion	24,992	26,078
Other liabilities	3,748	3,934
Deferred income tax liabilities	5,322	5,575
Total liabilities	62,404	78,472

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	207,533	207,148
Retained earnings	61,943	58,496
Accumulated other comprehensive income	508	1,451
Treasury stock at cost, 10,561 and 10,266 shares	(147,901)	(141,734)
Total shareholders' equity	123,436	126,714
	$185,840	$205,186